Energy XXI Announces Early Settlement Results for Tender Offer for 16% Second Lien Junior Secured Notes Due 2014

HOUSTON – Dec. 17, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) today announced the results of the early settlement for the tender offer by its wholly owned subsidiary, Energy XXI Gulf Coast, Inc. (the “company”), to purchase for cash any and all of the company’s outstanding 16% Second Lien Junior Secured Notes due 2014 (the “16% notes”).

D.F. King & Co., Inc., the Depositary and Information Agent for the tender offer, has advised Energy XXI that, as of 5:00 p.m., New York City time, on Dec. 16, 2010 (the “Early Participation Payment Deadline”), $219.8 million aggregate principal amount of the 16% notes had been validly tendered and not withdrawn, representing approximately 98 percent of the 16% notes outstanding. For each $1,000.00 principal amount of the 16% notes validly tendered and not withdrawn, holders received total consideration of $1,140.76, which includes an early participation payment of $30.00 per $1,000.00 principal amount of the 16% notes (the “Early Participation Payment”).

The tender offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on Dec. 30, 2010 (the “Expiration Date”). Holders whose 16% notes are validly tendered after the Early Participation Payment Deadline but prior to the Expiration Date will be eligible to receive the tender offer consideration, determined as set forth in the Offer to Purchase, but will not be eligible to receive the Early Participation Payment.

The complete terms and conditions of the offer are set forth in an Offer to Purchase and related Letter of Transmittal sent to holders of 16% notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Depositary and Information Agent for the Offer, D.F. King & Co., Inc. at (888) 628-1041 (US toll free).

RBS Securities Inc. and UBS Investment Bank are the Dealer Managers for the tender offer. Questions regarding the offer may be directed to RBS Securities Inc. at (877) 297-9832 (toll-free) and (203) 897-6145 (collect) or to UBS at (888) 719-4210 (toll-free) and (203) 719-4210 (collect).

The company also announced it will redeem the balance of the 16% notes to the extent they are not otherwise tendered by the Expiration Date.  In addition, the company will redeem $47.6 million of its outstanding 10% senior notes due 2013 (the “10% notes”).  Following the completion of the tender/redemption of the balance of the 16% notes and the redemption of $47.6 million of the 10% notes, the company will have $725 million aggregate principal amount of 9.25% senior notes due 2017 and $228.9 million aggregate principal amount of 10% notes outstanding.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Dealer Managers or the Depositary and Information Agent makes any recommendations as to whether holders should tender their notes pursuant to the offer.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI and the company assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

About Energy XXI
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. Properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.

Enquiries

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and	jhenderson@pelhambellpottinger.co.uk
Communications	Mark Antelme
713-351-3006	mantelme@pelhambellpottinger.co.uk
slawrence@energyxxi.com	+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000